UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 12, 2009

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 11, 2009, by unanimous action by written consent of the Board of Directors of the Company, the Company amended Article 3, Section 3.1 of its bylaws to reduce the number of directors from seven to two (the “Amendment”). Concurrent and in furtherance of the adoption of the Amendment, the following members of the Board of Directors tendered their resignation: Jerome Snyder, Mark Baker, Jeffrey Rice, Curt Anderson and Jason Horowitz.

This decision was initially discussed at a meeting of the Company’s Board of Directors on April 27, 2009. The resigning directors expressed continued support of the Company and reaffirmed their confidence in management. However, the Board of Directors determined that as a result of the current price per share of the Company’s common stock, the non-executive members of the Board of Directors compensation was unduly burdensome to the Company’s shareholders. The Company’s existing Board compensation plan provides equity compensation in the form of stock options to the non-executive members of the Board in exchange for their service. In light of the Company’s low price per share, the Black-Scholes calculation used to determine their compensation on a quarterly basis, results in a disproportionate number of options granted to the Board relative to the number of outstanding shares and as a result is overly dilutive to the Company’s existing equity holders for an indeterminate amount of time.

The resigning members of the Board have expressed a desire to join a newly created, non-compensated Board of Advisors so that they can continue to support the Company going forward.

Pursuant to its bylaws, the Company reserves the right to further amend the bylaws and expand the number of directors to the extent the compensation offered to those directors is not disproportionate to the number of shares outstanding .

Item 9.01.	Financial Statements and Exhibits.

Exhibits

99.1	Resignation letters from the members of the Board of Directors of KeyOn Communications Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: May 12, 2009	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer